DXP ENTERPRISES, INC.
7272 Pinemont
Houston, Texas 77040
713/996-4700

November 29, 2007

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of DXP Enterprises, Inc. to be held at 9:00 a.m., Central Standard Time, on Monday, December 31, 2007, at our offices, 7272 Pinemont, Houston, Texas 77040.

This year you will be asked to consider a proposal concerning the election of directors.  This matter is explained more fully in the attached proxy statement, which you are encouraged to read.

The Board of Directors recommends that you approve the proposals and urges you to return your signed proxy card at your earliest convenience, whether or not you plan to attend the annual meeting.

Thank you for your cooperation.

Sincerely,

David R. Little
Chairman of the Board,
President and Chief Executive Officer

DXP ENTERPRISES, INC.
7272 Pinemont
Houston, Texas 77040

Notice of Annual Meeting of Shareholders to be Held December 31, 2007

The Annual Meeting of the Shareholders of DXP Enterprises, Inc., a Texas corporation, will be held on Monday, December 31, 2007, at 9:00 a.m., Central Standard Time, at the DXP Enterprises, Inc. offices at 7272 Pinemont, Houston, Texas 77040, for the following purposes:

(1) To elect five directors to hold office until the next Annual Meeting of Shareholders or until their respective successors are duly elected and qualified; and

(2) To transact such other business as may properly come before the meeting or any adjournment thereof.

The holders of record of Common Stock, Series A Preferred Stock and Series B Preferred Stock at the close of business on November 26, 2007, will be entitled to vote at the meeting.

By Order of the Board of Directors,

Mac McConnell, Secretary

November 29, 2007

DXP ENTERPRISES, INC.
Proxy Statement
For Annual Meeting of Shareholders
to be Held December 31, 2007

This Proxy Statement is furnished to the shareholders of DXP Enterprises, Inc., 7272 Pinemont, Houston, Texas 77040 (Tel. No. 713/996-4700), in connection with the solicitation by the Board of Directors of DXP (the “Board”) of proxies to be used at the annual meeting of shareholders to be held on Monday, December 31, 2007, at 9:00 a.m., Central Standard Time, at DXP’s offices, 7272 Pinemont, Houston, Texas 77040, or any adjournment thereof.

Proxies in the form enclosed, properly executed by shareholders and received in time for the meeting, will be voted as specified therein. If a shareholder does not specify otherwise, the shares represented by his or her proxy will be voted for the director nominees listed therein. The giving of a proxy does not preclude the right to vote in person should the person giving the proxy so desire, and the proxy may be revoked at any time before it is exercised by written notice delivered to the Corporate Secretary at 7272 Pinemont, Houston, TX 77040 at or prior to the meeting. This Proxy Statement and accompanying form of proxy are to be mailed on or about November 28, 2007, to shareholders of record on November 26, 2007 (the "Record Date").

At the close of business on November 26, 2007 there were outstanding and entitled to vote 6,316,040 shares of Common Stock, 1,122 shares of Series A Preferred Stock, par value $1.00 per share (the "Series A Preferred Stock"), and 15,000 shares of Series B Preferred Stock, par value $1.00 per share (the "Series B Preferred Stock"), and only the holders of record on such date are entitled to vote at the meeting.

The holders of record of Common Stock on the Record Date will be entitled to one vote per share on each matter presented to such holders at the meeting. The holders of record of Series A Preferred Stock and Series B Preferred Stock on the Record Date will be entitled to one-tenth of one vote per share on each matter presented to such holders at the meeting voting together with the holders of Common Stock as a single class. The presence at the meeting, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock, Series A Preferred Stock and Series B Preferred Stock is necessary to constitute a quorum for the transaction of business at the meeting.

Shares of Common Stock, Series A Preferred Stock and Series B Preferred Stock voting together as a class, held by shareholders present in person or represented by proxy, including shares held by shareholders that abstain or do not vote with respect to one or more of the matters presented for shareholder approval, will be counted for purposes of determining whether a quorum is present at the meeting.

If a broker does not have discretionary voting authority to vote shares for which it is the holder of record with respect to a particular matter at the meeting, the broker cannot vote the shares, although they will be counted in determining whether a quorum is present.  Accordingly, these broker non-votes and abstentions would not be treated as a vote for or against a matter that requires the affirmative vote of a certain percentage of the votes cast on that matter (such as the election of directors).

The affirmative vote of the holders of shares representing a plurality of the votes cast by the holders of our Common Stock, Series A Preferred Stock and Series B Preferred Stock voting together as a class and entitled to vote at the meeting is required for the election of directors.  The affirmative vote of the holders of shares representing at least a majority of the votes cast by the holders of our Common Stock, Series A Preferred Stock and Series B Preferred Stock voting together as a class and entitled to vote at the meeting is required for the approval of other matters to be voted upon at the meeting.

MATTERS TO COME BEFORE THE MEETING

Proposal 1:  Election of Directors

At the meeting, five directors are to be elected for a one-year term expiring at the 2008 Annual Meeting of Shareholders.

The holders of Common Stock, Series A Preferred Stock and Series B Preferred Stock, voting together as a single class, are entitled to elect the five nominees for election to the Board. All directors hold office until the next annual meeting of shareholders or until their respective successors are duly elected and qualified or their earlier resignation or removal.

It is the intention of the persons named in the proxies for the holders of Common Stock, Series A Preferred Stock and Series B Preferred Stock to vote the proxies for the election of the nominees named below, unless otherwise specified in any particular proxy. Management does not contemplate that any of the nominees will become unavailable for any reason, but if that should occur before the meeting, proxies will be voted for another nominee, or other nominees, to be selected by the Board. In accordance with DXP’s by-laws and Texas law, a shareholder entitled to vote for the election of directors may withhold authority to vote for certain nominees for directors or may withhold authority to vote for all nominees for directors. The director nominees receiving a plurality of the votes of the holders of shares of Common Stock, Series A Preferred Stock and Series B Preferred Stock, voting together as a single class, present in person or by proxy at the meeting and entitled to vote on the election of directors, will be elected directors.

The persons listed below have been nominated for election to fill the five director positions to be elected by the holders of the Common Stock, Series A Preferred Stock and Series B Preferred Stock, voting together as a single class.

NOMINEE	AGE	POSITION	SINCE
David R. Little	55	Chairman of the Board, President and Chief Executive Officer	1996
Cletus Davis	77	Director	1996
Kenneth H. Miller	68	Director	1996
Timothy P. Halter	41	Director	2001
Charles R. Strader	57	Director, Chief Financial and Administrative Officer of Precision Industries, Inc. (a wholly owned subsidiary of DXP Enterprises, Inc.)	2007

Information Regarding Nominees and Directors

Background of Nominees for Director

David R. Little.  Mr. Little has served as Chairman of the Board, President and Chief Executive Officer of DXP since its organization in 1996 and also has held these positions with SEPCO Industries, Inc., a wholly owned subsidiary of, and predecessor to, the Company ("SEPCO"), since he acquired a controlling interest in SEPCO in 1986. Mr. Little has been employed by SEPCO since 1975 in various capacities, including Staff Accountant, Controller, Vice President/Finance and President.

Cletus Davis.  Mr. Davis has served as a Director of DXP since 1996. Mr. Davis is an attorney practicing in the areas of commercial real estate, banking, corporate, estate planning and general litigation and is also a trained mediator. Since March 1992, Mr. Davis has practiced law with the law firm of Cletus Davis, P.C.

Kenneth H. Miller.  Mr. Miller has served as a Director of DXP since 1996. Mr. Miller also served as a Director of SEPCO from April 1989 to 1996. Mr. Miller is a Certified Public Accountant and has been a solo practitioner since 1983.

Timothy P. Halter.  Mr. Halter has served as a Director of DXP since July 2001.  Mr. Halter is the Chairman and CEO of Halter Financial Group, Inc., a position he has held since 1995.  Mr. Halter held the position of President of Halter Financial Group, Inc., from 1995 through June 2006.  Halter Financial Group is a Dallas, Texas based consulting firm specializing in the areas of mergers, acquisitions and corporate finance.  During 2001, 2002, and 2003, Mr. Halter was also a Registered Representative with Founder’s Equity Securities, Inc., a NASD member firm.  In 2003, Mr. Halter terminated his relationship with Founders’ Equity Securities, Inc.  From February 2004, through June 23, 2004 Mr. Halter served as President of Boulder Acquisition Corp., a public company which was listed on the over the counter bulletin board and was not conducting business operations. From February 2004, through July 2005,  Mr. Halter served as the sole officer and director of Donar Enterprises, Inc., a public company which was listed on the over the counter bulletin board and was not conducting business operations.  From May 2005, through October 2005, Mr. Halter served as the sole officer and director of TS Electronics Inc., a public company which was listed on the over the counter bulletin board and was not conducting business operations. From November 2005, through December 2005,  Mr. Halter served as the sole officer and director of Las Vegas Resorts Corporation, a public company which was listed on the over the counter bulletin board and was not conducting business operations.  In October 2005 Mr. Halter became the sole officer and director of Nevstar Corporation and in December 2005 became the sole officer and director of MGCC Investment Strategies, Inc., each of which is public, listed on the over the counter bulletin board and is not currently conducting business operations. From June 2006, through February 2007 Mr. Halter served as President of Concept Ventures Corporation., a public company which was listed on the over the counter bulletin board and was not conducting business operations. From April 2007, through May 2007 Mr. Halter served as President of Millennium Quest, Inc., a public company which was listed on the over the counter bulletin board and was not conducting business operations. From January 2007, through April 2007 Mr. Halter served as President of Point Acquisition Corporation, a  public company which was listed on the over the counter bulletin board and was not conducting business operations. From May 2006, through March 2007,  Mr. Halter served as President of Robcor Properties, Inc. , a public company which was listed on the over the counter bulletin board and was not conducting business operations. From November 2004, through June 2007, Mr. Halter served as the sole officer and director of BTHC VI, Inc., a public company which was listed on the over the counter bulletin board and was not conducting business operations.   From November 2004, through July 2007, Mr. Halter served as the sole officer and director of BTHC VII, Inc., a public company which was listed on the over the counter bulletin board and was not conducting business operations.  During October 2005 and March 2007, respectively, Mr. Halter became the sole officer and director of Nevstar Corporation and Marketing Acquisition Corporation.   Each of these two companies is obligated to file periodic reports with the SEC, listed on the over the counter bulletin board and is not currently conducting business operations. During November 2004, Mr. Halter became the sole officer and director of BTHC VIII, Inc., BTHC X, Inc., BTHC XIV, Inc., and BTHC XV, Inc.  Each of these companies is obligated to file periodic reports with the SEC, listed on the over the counter bulletin board and is not currently conducting business operations. During June 2007, Mr. Halter became Chairman and Director of HFG Holdings, Inc. a Canadian public company listed on the Toronto Venture Exchange.  Mr. Halter currently serves on the board of the National Investment Banking Association, a position he has held since 2005.

Charles R. Strader. On October 24, 2007, the Board of Directors of DXP Enterprises, Inc. elected Charles R. Strader to be a member of the Board of Directors.  Mr. Strader serves as Executive Vice President and Chief Financial and Administrative Officer of Precision Industries, Inc., a wholly owned subsidiary of DXP Enterprises, Inc.  Mr. Strader has served in this position with Precision since 2005.  Mr. Strader served as Executive Vice President and Chief Financial Officer of Precision from 1999 to 2005.  Mr. Strader has been employed by Precision since 1997.

Corporate Governance and Other Board Matters

DXP is committed to having sound corporate governance principles.  Having such principles is essential to running DXP’s business efficiently and maintaining DXP’s integrity in the marketplace.

Code of Ethics

DXP has adopted a code of business conduct and ethics for directors, officers (including DXP’s principal executive officer, principal financial officer and controller) and employees, known as the Business Ethics Policy.  The Business Ethics Policy is available on DXP’s website at http://www.DXPE.com.  DXP intends to post amendments to or waivers, if any, from its Business Ethics Policy (to the extent applicable to DXP’s principal executive officer, principal financial officer or controller, or persons performing similar functions) at the same location on the DXP website.

Board Independence

The Board has determined that each of the current directors standing for re-election, except David R. Little, the Chairman of the Board and Chief Executive Officer, and Charles R. Strader, Chief Financial Officer of Precision Industries, Inc., has no material relationship with DXP (either directly or as a partner, shareholder or officer of an organization that has a relationship with DXP) and is “independent” within the requirements of the NASDAQ listing standards. Furthermore, the Board has determined that each of the members of each of the committees has no material relationship with DXP (directly or as a partner, shareholder or officer of an organization that has a relationship with DXP) and is “independent” within the requirements of the NASDAQ listing standards.

Board Structure and Committee Composition

The Board has established an Audit Committee, a Nominating and Governance Committee and a Compensation Committee. During the fiscal year ended December 31, 2006, the Board of Directors met four times, the Compensation Committee met four times, the Nominating and Governance Committee met three times, and the Audit Committee met five times. Each director attended all of the meetings of the Board of Directors and committees of which he is a member.  DXP does not have a policy regarding director attendance at annual meetings of DXP shareholders. One director attended the last annual meeting of shareholders.

Messrs. Davis, Miller and Halter are the members of the Audit Committee, Compensation Committee and Nominating and Governance Committee.

Audit Committee

DXP has a separately-designated standing Audit Committee, which assists the Board in fulfilling its responsibilities for general oversight of the integrity of DXP’s financial statements, DXP’s compliance with legal and regulatory requirements, the independent auditors’ qualifications and independence, and the performance of DXP’s independent auditors.  Among other things, the Audit Committee prepares the Audit Committee report for inclusion in the annual proxy statement; annually reviews the Audit Committee charter; appoints, evaluates and determines the compensation of DXP’s independent auditors; reviews and approves the scope of the annual audit, the audit fee and the financial statements; reviews DXP’s disclosure controls and procedures, internal controls, internal audit function, and corporate policies with respect to financial information; oversees investigations into complaints concerning financial matters; and reviews other risks that may have a significant impact on DXP’s financial statements.  The Audit Committee works closely with management as well as DXP’s independent auditors.  The Audit Committee has the further responsibility of overseeing DXP’s Business Ethics Policy.  The Audit Committee has the authority to obtain advice and assistance from, and receive appropriate funding from DXP for outside legal, accounting or other advisors as the Audit Committee deems necessary to carry out its duties.

The Board has determined that Audit Committee member Kenneth H. Miller is an audit committee financial expert as defined by Item 401(h) of Regulation S-K, as adopted by the Securities and Exchange Commission and is independent within the meaning of the NASDAQ listing standards. The report of the Audit Committee is included herein beginning on page 15.  The charter of the Audit Committee is available on DXP’s website at http://www.DXPE.com.

Compensation Committee

The Compensation Committee discharges the Board’s responsibilities relating to compensation of DXP’s executive officers and directors; produces an annual report on executive compensation for inclusion in DXP’s proxy statement; provides general oversight of equity compensation plans; and retains and approves the terms of the retention of any compensation consultants and other compensation experts.  Other specific duties and responsibilities of the Compensation Committee include:  reviewing and approving objectives relevant to executive officer compensation, evaluating performance and determining the compensation of executive officers in accordance with those objectives; approving employment agreements for executive officers; approving and amending DXP’s incentive compensation for executive officers and stock compensation programs (subject to shareholder approval if required); recommending to the Board director compensation; monitoring director and executive stock ownership; and annually evaluating its charter.

The charter for the Compensation Committee is available on DXP’s website at http://www.DXPE.com.

Nominating and Governance Committee

The Nominating and Governance Committee identifies individuals qualified to become Board members, consistent with criteria approved by the Board; oversees the organization of the Board to discharge the Board’s duties and responsibilities properly and efficiently; and identifies best practices and recommends corporate governance principles, including giving proper attention and making effective responses to shareholder concerns regarding corporate governance.  Other specific duties and responsibilities of the Nominating and Governance Committee include:  annually assessing the size and composition of the Board; developing membership qualifications for Board committees; defining specific criteria for director independence; monitoring compliance with Board and Board committee membership criteria; coordinating and assisting management and the Board in recruiting new members to the Board; annually, and together with the Chairman of the Compensation Committee, evaluating the performance of the Chairman of the Board and Chief Executive Officer and presenting the results of the review to the Board and to the Chairman and Chief Executive Officer; reviewing and recommending proposed changes to DXP’s charter or bylaws and Board committee charters; recommending Board committee assignments; reviewing governance-related shareholder proposals and recommending Board responses; and conducting a preliminary review of director independence and the financial literacy and expertise of Audit Committee members.

The charter for the Nominating and Governance Committee is available on DXP’s website at http://www.DXPE.com.

Consideration of Shareholder Nominations

The policy of the Nominating and Governance Committee is to consider properly submitted shareholder nominations for candidates for membership on the Board as described below under “Identifying and Evaluating Nominees for Directors.”  In evaluating such nominations, the Nominating and Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board and to address the membership criteria set forth under “Director Qualifications.”  Any shareholder nominations proposed for consideration by the Nominating Committee in accordance with DXP’s Bylaws and the Nominating and Governance Committee Charter should include the nominee’s name and qualifications for board membership and should be addressed to:

Corporate Secretary
DXP Enterprises, Inc.
7272 Pinemont
Houston, TX 77040

Director Qualifications

Members of the Board should have the highest professional and personal ethics and values, consistent with longstanding DXP values and standards.  They should have broad experience at the policy-making level in business, government, education or public interest.  They should be committed to enhancing shareholder value and should have sufficient time to carry out their duties and to provide insight and practical wisdom based on experience. Their service on other boards of public companies should be limited to a number that permits them, given their individual circumstances, to perform responsibly all director duties.

Identifying and Evaluating Nominees for Directors

The Nominating and Governance Committee uses a variety of methods for identifying and evaluating nominees for director.  The Nominating and Governance Committee regularly assesses the appropriate size of the Board, and whether any vacancies on the Board are expected due to retirement or otherwise.  In the event that vacancies are anticipated, or otherwise arise, the Nominating and Governance Committee will consider various potential candidates for director.  Candidates may come to the attention of the Nominating and Governance Committee through current board members, professional search firms, shareholders, or other persons.  These candidates will be evaluated at regular or special meetings of the Nominating and Governance Committee, and may be considered at any point during the year.  The Nominating and Governance Committee will consider properly submitted shareholder nominations for candidates for the Board.  Following verification of the shareholder status of persons proposing candidates, recommendations will be aggregated and considered by the Nominating and Governance Committee at a regularly scheduled meeting prior to the issuance of the proxy statement for DXP’s annual meeting.  If any materials are provided by a shareholder in connection with the nomination of a director candidate, such materials will be forwarded to the Nominating and Governance Committee.  The Nominating and Governance Committee will review materials provided in connection with a nominee who is not proposed by a shareholder.  In evaluating such nominations, the Nominating and Governance Committee will seek to achieve a balance of knowledge, experience and capability on the Board.

Executive Sessions

Executive sessions of non-management directors are held at least two times a year.  The sessions are scheduled and chaired by the Chair of the Audit Committee.  Any non-management director can request that an additional executive session be scheduled.

Communications with the Board

Securityholders may communicate with the Board by submitting an e-mail to the attention of the Board of Directors at hr@dxpe.com or by mailing correspondence to the Board of Directors c/o Human Resources, 7272 Pinemont, Houston, Texas 77040.  All such correspondence will be forwarded to the Board.  Communications that are intended specifically for non-management directors should be sent to the attention of the Audit Committee.  All such correspondence will be forwarded to the Chairman of the Audit Committee.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of November 8, 2007, with respect to (i) persons known to DXP to be beneficial holders of five percent or more of either the outstanding shares of Common Stock, Series A Preferred Stock or Series B Preferred Stock, (ii) named executive officers and directors of DXP and (iii) all executive officers and directors of DXP as a group.  Unless otherwise indicated, the beneficial owners have sole voting and investment power, as applicable, over the shares of Common Stock, Series A Preferred Stock and Series B Preferred Stock listed below.

NAME OF BENEFICIAL OWNER (1)(2)	COMMON STOCK	%	SERIES A PREFERRED STOCK	%	SERIES B PREFERRED STOCK	%
David C. Vinson (3)	1,665,296	24.7%			15,000	100.0%
David R. Little (4)	872,600	13.8%
Mac McConnell (5)	88,561	1.4%
Cletus Davis, Director (6)	34,854	*
John Jeffery (7)	20,802	*
Timothy P. Halter, Director (8)	29,565	*
Charles R. Strader (9)	10,000	*
Greg Oliver (10)	10,000	*
Kenneth H. Miller, Director (6)	4,754	*
J. Michael Wappler	0	*
All executive officers, directors and Nominees as a group (10 persons) (11)	2,736,432	40.6%			15,000	100.0%
Donald E. Tefertiller (12)			374	33.3%
Norman O. Schenk (12)			374	33.3%
Charles E. Jacob (12)			187	16.7%
Ernest E. Herbert (12)			187	16.7%
*	Less than 1%

(1)
Each beneficial owner's percentage ownership is determined by assuming that options, warrants and other convertible securities that are held by such person (but not those held by any other person) and that are exercisable or convertible within 60 days of November 8, 2007 have been exercised or converted.  The business address for all listed beneficial owners is 7272 Pinemont, Houston, Texas, 77040, unless otherwise noted.

(2)
Unless otherwise noted, DXP believes that all persons named in the above table have sole voting and investment power with respect to all shares of Common Stock, Series A Preferred Stock and Series B Preferred Stock beneficially owned by them.

(3)
Includes 1,242,296 shares of Common Stock and the 420,000 shares of Common Stock issuable upon conversion of the 15,000 shares of Series B Preferred Stock owned by the Kacey Joyce, Andrea Rae and Nicholas David Little 1988 Trusts (the "Trusts") for which Mr. Vinson serves as trustee. Because of this relationship, Mr. Vinson may be deemed to be the beneficial owner of such shares. Also includes 2,400 shares that are restricted and subject to possible forfeiture.

(4)	Includes 20,000 shares that are restricted and subject to possible forfeiture.

(5)	Includes 49,726 shares of Common Stock issuable to Mr. McConnell upon exercise of options.

(6)	Includes 1,754 shares of Restricted Stock that vest July 1, 2008.

(7)	Includes 19,500 shares of Common Stock issuable to Mr. Jeffery upon exercise of options.

(8)	Includes 20,000 shares of Common Stock issuable to Mr. Halter upon exercise of options. Also includes 1,754 shares of Restricted Stock that vest July 1, 2008.

(9)	Includes 10,000 shares that are restricted and subject to possible forfeiture.

(10)	Includes 8,000 shares that are restricted and subject to possible forfeiture.

(11)	See notes (1) through (10).

(12)
The addresses for Donald Tefertilla, Norman O. Schenk and Charles Jacob are 4425 Congressional Drive, Corpus Christi Texas 78413, 4415 Waynesboro, Houston, Texas 787035, and P.O. Box 57, Kenner, Louisiana, respectively.

EXECUTIVE OFFICERS

The following section sets forth the names and background of the named executive officers.

Background of Executive Officers

NAME	POSITION	AGE
David R. Little	Chairman of the Board, President and Chief Executive Officer	55
Mac McConnell	Senior Vice President/Finance, Chief Financial Officer and Secretary	53
J. Michael Wappler	Senior Vice President/Business to Business	54
David C. Vinson	Senior Vice President/Innovative Pumping Solutions	56
John J. Jeffery	Senior Vice President/Sales and Marketing	39
Gregory Oliver	Senior Vice President/Service Centers	47

David R. Little.  For further information regarding the background of Mr. Little, see “Information Regarding Nominees and Directors – Background of Nominees for Director”.

Mac McConnell.  Mr. McConnell was elected Senior Vice President/Finance and Chief Financial Officer in September 2000.  From February 1998 until September 2000, Mr. McConnell served as Senior Vice President, Chief Financial Officer and a director of Transportation Components, Inc., a NYSE listed distributor of truck parts.  From December 1992 to February 1998, he served as Chief Financial Officer of Sterling Electronics Corporation, a NYSE listed electronics parts distributor, which was acquired by Marshall Industries, Inc., in 1998.  From 1990 to 1992, Mr. McConnell was Vice President-Finance of Interpak Holdings, Inc., a publicly traded company involved in packaging and warehousing thermoplastic resins.  From 1976 to 1990, he served in various capacities, including partner, with Ernst & Young LLP.

J. Michael Wappler. Mr. Wappler was elected Senior Vice President/Business to Business in January, 2006.  Mr. Wappler has served in various capacities with DXP since his employment in 1986, including Senior Vice President of Sales and Marketing, Senior Vice President/Operations and Vice President/Corporate Development.

David C. Vinson.  Mr. Vinson was elected Senior Vice President/Innovative Pumping solutions in January, 2006.  He served as Senior Vice President/Operations from October 2000 to December 2005.  From 1996 until October 2000, Mr. Vinson served as Vice President/Traffic, Logistics and Inventory.  Mr. Vinson has served in various capacities with DXP since his employment in 1981.

John J. Jeffery.  Mr. Jeffery was elected Senior Vice President of Sales and Marketing in January 2006.  Mr. Jeffery joined the Company 1991 when DXP acquired T. L. Walker.  He has served in various capacities with DXP since his employment, including sales representative, branch and area management, Vice President of Marketing, Sales Vice President for the Gulf Coast Region and Senior Vice President of Marketing.

Gregory Oliver.  Mr. Oliver joined the DXP team in 2006 as the Senior Vice President of Service Centers. From April 2003 through February 2006, Mr. Oliver worked as Vice President of Operations for Your Other Warehouse, a wholly owned subsidiary of The Home Depot.  From April 2000 through March 2003 Mr. Oliver held various executive positions with Pentair including Executive Vice President of Global Business Development

All officers of DXP hold office until the regular meeting of the board of directors following the annual meeting of shareholders or until their respective successors are duly elected and qualified or their earlier resignation or removal.

Compensation Discussion and Analysis

The Compensation Committee is composed of Cletus Davis, Timothy Halter and Kenneth Miller. The purpose of the Compensation Committee is to review, approve and make recommendations to the Board on matters regarding the compensation of officers, directors, employees, consultants and agents of DXP and act as the administrative committee for any stock plans of DXP. The Compensation Committee makes its compensation decisions based upon its own research and analysis. The Compensation Committee has the authority to obtain advice and assistance from, and receive appropriate funding from DXP for, compensation consultants, legal, accounting and other advisors as the Compensation Committee deems necessary to carry out its duties.

We have adopted a basic philosophy and practice of offering market competitive compensation that is designed to attract, retain and motivate a highly qualified executive management team. With respect to our chief executive officer, chief financial officer, and the other three most highly-compensated executive officers (collectively referred to as the “Named Executives”), this discussion describes our compensation philosophy and objectives, the methodologies used for establishing the compensation programs for the Named Executives, and the policies and practices to administer such programs.

           Compensation Philosophy and Objectives

The compensation committee is comprised entirely of non-employee directors. In addition to offering market competitive compensation programs, we place significant emphasis on pay for results where the primary aim is to motivate executive management to achieve the business and strategic objectives that drive shareholder value. Our executive compensation programs have been designed to achieve the following objectives:
  To attract and retain talented and experienced executives by offering market competitive compensation programs;
  To encourage teamwork and support a pay-for-results policy; and
  To motivate key executives to achieve strategic business initiatives and to reward them for their achievements.
 In pursuit of these objectives, the compensation committee believes that the compensation packages provided to the Named Executives should include both base salary and incentive compensation, with an emphasis on pay based on DXP performance.

Methodologies for Establishing Compensation

In determining the appropriate compensation levels for our chief executive officer, the compensation committee meets outside the presence of all our executive officers. With respect to the compensation levels of all other Named Executives, the compensation committee meets with our chief executive officer who makes recommendations to the committee regarding the compensation of the other Named Executives.

The compensation committee carefully considers the recommendations of the chief executive officer when making decisions on setting base salary and granting awards under the incentive bonus plans to other Named Executives.  The compensation committee similarly determines equity incentive awards for each Named Executive on a case by case basis. In making compensation determinations, the compensation committee acts on the recommendations of the chief executive officer, with modifications as deemed appropriate by the compensation committee, for Named Executives other than the chief executive officer. The compensation committee determines each element of compensation for the chief executive officer.

The allocation between cash and non-cash compensation for Named Executives is based on the compensation committee’s determination of the appropriate mix among base pay, annual cash incentives and long-term equity incentives to encourage retention and performance. For the fiscal year ended December 31, 2006, the elements of the compensation mix included:
  Base salary;
  Incentive cash bonuses;
  Equity based compensation; and
  Broad-based benefits programs

Base Salary

We establish the base salary of each Named Executive based on consideration of the individual’s performance and experience, company performance and internal equitable considerations to support teamwork.  The compensation committee considers the recommendations of our chief executive officer in determining the appropriate base salary levels for the Named Executives. Although the compensation committee believes that competitive base salaries are necessary to attract and retain a highly qualified executive team, it believes that a significant portion of executive compensation should be based on pay for results.

Incentive Cash Bonuses

For our Named Executives, cash incentive payments are calculated as a percentage of pre-tax income and paid monthly.  The compensation committee annually determines the percentage of pre-tax income to be paid to each Named Executive based on its assessment of the participant’s contribution to the organization.  The compensation committee considers the recommendations of our chief executive officer in determining the appropriate formula for the incentive bonus plan.

In addition to the cash bonuses payable under the incentive bonus plan, to reward extraordinary performance and achievements, special bonuses may be awarded to the Named Executives from time to time. These special bonus payments are made are at the discretion of the compensation committee. A special bonus was awarded to the chief executive officer in fiscal year 2006.

Equity-Based Compensation

In 2006, restricted stock awards were granted to two Named Executives to aid in their long-term retention and to align their interests with those of our stockholders. Historically, the compensation committee has emphasized equity-based compensation in the form of stock option grants. However, as a result of the impact of Financial Accounting Standard No. 123R (“FAS 123(R)”), the compensation committee decided to alter its equity-compensation practices by awarding restricted stock instead of stock options.

The equity-based compensation awarded to the Named Executives is determined by the compensation committee on a case by case basis.

The restricted stock granted in 2006 to Named Executives vests over a five-year period after the grant date subject to the Named Executive’s continued employment with the Company.

Executive Employment Agreements

Our chief executive officer and our chief financial officer have entered into employment agreements with DXP. Neither agreement contains change in control provisions.  The employment agreement for the chief financial officer provides for cash severance in the amount of twelve months of base salary plus the amount of the most recent twelve months of incentive bonuses, if he terminates his employment for “good reason” or is terminated by DXP for other than “cause”.  The employment agreement for the chief executive officer provides for cash severance in the amount of the sum of (a) base salary for the remainder of the term of the employment agreement, (b) an amount equal to the most recent twelve months of incentive bonuses and (c) the product of two times the sum of the base salary plus the recent twelve months of incentive bonuses, if he terminates his employment for “good reason” or is terminated by DXP for other than “good cause”.  The employment agreement for the chief executive officer provides for the continuation of all employee benefits after termination for the remaining term for the agreement and for an additional tax “gross-up” payment if the payment of severance results in excise tax under Code Section 4999 of the Internal Revenue Code of 1986, as amended. The terms “good cause”, “cause” and “good reason” are defined in the executive employment agreements.

Broad-Based Benefits Programs

These benefits include health, dental, disability and life insurance, paid vacation time and company contributions to a 401(k) profit sharing retirement plan. Benefits are provided to all employees in accordance with practices within the marketplace and are a necessary element of compensation in attracting and retaining employees.

           Administrative Policies and Practices

In administering the compensation programs of the Named Executives, the compensation committee meets at least four times a year in conjunction with regularly scheduled Board of Director meetings. The compensation committee also meets telephonically to discuss special items (such as the payment of special bonuses). The compensation committee members regularly confer with our chief executive officer on matters regarding the compensation of the Named Executives, other than the chief executive officer, and other executive officers.

The compensation committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the compensation committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Members of the Compensation Committee

Kenneth H. Miller (Chair)
Cletus Davis
Timothy P. Halter

Summary of Compensation

Set forth in the following table is certain compensation information concerning shows the compensation paid by the Company and its subsidiaries for the fiscal year ended December 31, 2006 to the Named Executives as of December 31, 2006.

SUMMARY COMPENSATION TABLE
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(3)	Total ($)
David R Little President & CEO	2006	320,308	100,000	-	-	644,308	-	92,204	1,156,820
Mac McConnell Senior VP & CFO	2006	170,000	-	-	-	145,520	-	5,293	320,813
Gregory Oliver Senior VP Service Centers	2006	117,404	-	31,417	-	153,036	-	69,829	371,686
David C. Vinson Senior VP Innovative Pumping Solutions	2006	140,000	-	2,881	-	194,026	-	19,292	359,199
J. Michael Wappler Sr. VP, B2B	2006	140,000	-	-	-	291,039	-	9,572	440,611

1.  Amounts disclosed under “Stock Awards” represent the dollar amount recognized for financial statement reporting purposes. Restricted stock was granted to Mr. Oliver on February 28, 2006 and on such date the closing price per share was $18.85.  Mr. Vinson was granted restricted stock on October 25, 2006 and on such date the closing price per share was $28.81.  All such shares of restricted stock vest in equal annual installments over five years beginning on the first anniversary of the grant date.
2.  Amounts disclosed under “Non-Equity Incentive Plan Compensation” represent bonuses paid based upon pre-tax income pursuant to the Company’s Executive Plan for services rendered in 2006.
3.  Amounts disclosed under “All Other Compensation” consist of the following:

ALL OTHER COMPENSATION
	David R. Little	Mac McConnell	Gregory Oliver	David Vinson	J. Michael Wappler
Other compensation
401(K) contribution by DXP	$ 4,400	$ 4,400	$ 4,400	$ 4,400	$ 4,400

Perquisites
Personal use of company plane	32,668(*)
Personal use of company-owned auto		893	1,563		1,572
Car allowance	34,104		2,100	9,000
Personal use of company assets	5,000
Country club dues	16,032	-	2,503	5,892	3,600
Relocation expenses: Closing costs on sale of home Other expenses (moving and other related costs)			30,750 28,513
	$92,204	$5,293	$69,829	$19,292	$9,572

*Represents an estimate of the incremental cost of personal use of DXP aircraft. DXP used a methodology that includes incremental cost such as aircraft fuel, landing and parking services, crew travel expenses, in-flight food and beverage.

OUTSTANDING EQUITY AWARDS

During 2006, two of the Named Executives received restricted stock grants, which vest over a five-year period after the grant date subject to the Named Executive’s continued employment with the Company.

Market value of shares of restricted stock that have not vested is calculated by multiplying the number of shares of stock that have not vested by the closing market price of our common stock at December 29, 2006, which was $35.04.

The following table sets forth certain information with respect to outstanding equity awards for the fiscal year ended December 31, 2006 to the Named Executives.

Outstanding Equity Awards at Fiscal Year End
	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock That Have Not Vested (#)	Market Value of Shares of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
David Little	175,000	-	-	$0.92	09/04/12	-	-	-	-
Mac McConnell	49,726	-	-	$1.37	09/27/10	-	-	-	-
Greg Oliver	-	-	-	-	-	10,000(1)	$350,400	-	-
David Vinson	-	-	-	-	-	3,000(2)	$105,120	-	-
J. Michael Wappler	3,755 8,000	-	-	$1.00 $2.50	01/17/11 04/25/10	-	-	-	-

(1)  These shares vest in five equal annual installments commencing on February 28, 2007 and ending on February 28, 2011
(2)  These shares vest in five equal annual installments commencing on October 25, 2007 and ending on October 25, 2011

Stock Option Exercises and December 31, 2005 Stock Option Value Table

The following table sets forth certain information with respect to grants of plan-based awards for the fiscal year ended December 31, 2006 to the Named Executives.

Grants of Plan-Based Awards
		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target ($)	Maximum ($)	All Other Stock Awards: Numbers of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards (2)
David Little
Mac McConnell
Greg Oliver	02/28/06							10,000			$288,000
David Vinson	10/25/06							3,000			$86,430
J. Michael Wappler

(1)  We award cash bonuses pursuant to our Executive Plan.  The Executive Plan provides for the payment of monthly cash bonuses based upon pre-tax income.  The actual amount paid to each of the Named Executives for fiscal year ended December 31, 2006 is set forth in the Summary Compensation Table under the column Non-Equity Incentive Plan Compensation.

(2)  Represents the full grant date fair value of each award as determined pursuant to FAS 123®

EQUITY COMPENSATION TABLE

The following table provides information regarding shares covered by the Company’s equity compensation plans as of November 8, 2007:

Plan category	Number of Shares to be Issued on Exercise of Outstanding Options	Weighted Average Exercise Price of Outstanding Options	Non-vested Restricted Shares Outstanding	Weighted Average Grant Price	Number of Shares Remain Available for Future Issuance Under Equity Compensation Plans
Equity compensation plans approved by shareholders	111,226	$ 2.15	106,225	$33.88	175,742(1)
Equity compensation plans not approved by shareholders	-	N/A	-	-	-
Total	111,226	$ 2.15	106,225	$33.88	175,742

(1)  Represents shares of common stock authorized for issuance under the 2005 Restricted Stock Plan.

POTENTIAL PAYMENTS UPON TERMINATION

None of our Named Executives, other than Mr. Little and Mr. McConnell, is entitled to any payments from the Company in the event his employment by the Company terminates as a result of death or disability, or as the result of the voluntary or involuntary termination of his employment.

Mr. Little is not entitled to any payments from the Company in the event his employment by the Company terminates as a result of his death or disability or as the result of his voluntary termination other than for “good reason” or his involuntary termination by the Company for “good cause.” In the event that the Company had terminated Mr. Little’s employment without “good cause” or he had voluntarily terminated with “good reason” on December 31, 2006, Mr. Little would have been entitled to a lump sum severance payment of $4,019,868, and healthcare benefit continuation having a value of $30,181, for a total value of $4,050,049. In the event of Mr. Little’s death, his estate will receive Mr. Little’s base salary in equal bi-weekly installments for a period of twenty-four months after the month of his death.  In the event Mr. Little had died on December 31, 2006, his family would have been entitled to payments totaling $696,000.

Mr. McConnell is not entitled to any payments from the Company in the event his employment by the Company terminates as a result of his death or disability or as the result of his voluntary termination other than for “good reason” or his involuntary termination by the Company for “good cause.” In the event that the Company had terminated Mr. McConnell’s employment without “good cause” or he had voluntarily terminated with “good reason” on December 31, 2006, Mr. McConnell would have been entitled to a lump sum severance payment of $140,376 and twenty-six bi-weekly payments totaling $170,000.

Compensation of Directors

Base Compensation. Each of our independent directors receives a fee of $2,000 for each quarterly board meeting.  Our directors who are our employees or otherwise are not independent do not receive any compensation for attending board or committee meetings.

Restricted Stock. In addition to the compensation set forth above, each non-employee director receives restricted stock granted under our 2005 Restricted Stock Plan. On July 1, 2006, each non-employee director received an automatic grant of 3,000 shares of restricted stock.  The shares of restricted stock vest on the anniversary of the date of grant.

On July 24, 2006, the Restricted Stock Plan was amended to grant to each non-employee director of DXP the number of whole shares calculated by dividing $75,000 by closing price of the common stock on such July 1.  The fair value of restricted stock awards is measured based upon the closing prices of DXP’s common stock on the grant dates and is recognized as compensation expense over the vesting period of the awards.

The table below summarizes the compensation paid by the Company to our Directors, other than Mr. Little and Mr. Strader, for the fiscal year ended December 31, 2006.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Cletus Davis	$ 8,000	$46,605	—	—	—	—	$54,605
Timothy P. Halter	$ 8,000	$46,605	—	—	—	—	$54,605
Kenneth H. Miller	$ 8,000	$46,605	—	—	—	—	$54,605

 Amounts disclosed under “Stock Awards” is computed in accordance with FAS 123(R).

Benefit Plans

Restricted Stock Plan

The DXP Enterprises, Inc., Restricted Stock Plan (“Restricted Stock Plan”) was approved by shareholders on July 15, 2005.  The Restricted Stock Plan authorizes the grant of up to an aggregate of 300,000 shares of common stock in the form of restricted stock awards as well as other awards.  Employees, directors and consultants of DXP are eligible to participate in the Restricted Stock Plan.  The Restricted Stock Plan provides that on each July 1 during the term of the plan, each non-employee director of DXP will be granted the number of whole shares of restricted stock determined by dividing $75,000 by the fair market value on such July 1.  If there is a change of control of DXP (as defined by the Restricted Stock Plan) all equity awards fully vest.  The Restricted Stock Plan is administered by the Compensation Committee.

Long-Term Incentive Plan

In August 1996, DXP established the Long-Term Incentive Plan (the "LTIP"). The LTIP provides for the grant of stock options (which may be non-qualified stock options or incentive stock options for tax purposes), stock appreciation rights issued independent of or in tandem with such options, restricted stock awards and performance awards to certain key employees.  The LTIP is administered by the Compensation Committee.  No grants were awarded in 2004, 2005 or 2006 under the LTIP.  No future grants of awards will be made under the LTIP.

Employee Stock Option Plan

The Board of Directors and shareholders approved the Employee Stock Option Plan in 1999.  The purpose of the Employee Stock Option Plan is to provide those persons who have substantial responsibility for the management and growth of DXP with additional incentives by increasing their ownership interests in DXP. Individual awards under the Employee Stock Option Plan may take the form of either incentive stock options or non-qualified stock options, the value for which is based in whole or in part upon the value of the Common Stock.  No grants were awarded in 2004, 2005 or 2006.  No future grants of awards will be made under the Employee Stock Option Plan.

Non-Employee Director Stock Option Plan

The Board adopted the Non-Employee Director Stock Option Plan on April 19, 1999, which was approved by the shareholders on June 8, 1999. The Non-Employee Director Stock Option Plan, as amended, provided for (i) the grant of options to purchase 5,000 shares of Common Stock to any new non-employee director on the date of his or her election and (ii) the automatic annual grant on May 15 of options to purchase 10,000 shares of Common Stock to non-employee directors. Under the terms of the Non-Employee Director Stock Option Plan, the exercise price of each option was the closing sale price of the Common Stock on the date of the grant. No grants were awarded in 2006. No future grants of awards will be made under the Non-Employee Director Stock Option Plan.

Certain Relationships and Related Transactions

Mr. Wappler is reimbursed by DXP for the expenses for business use by Mr. Wappler and other DXP employees of a plane owned by Mr. Wappler.  During 2006, DXP reimbursed him for an aggregate of $20,775 for DXP business use of the plane during 2006.

Mr. Vinson is the trustee of three trusts for the benefit of Mr. Little's children, each of which holds 414,060 shares of Common Stock and 5,000 shares of Series B Preferred Stock. Mr. Vinson exercises sole voting and investment power over the shares held by such trusts.

Prior to 2002, the Board had approved DXP making advances and loans to Mr. Little.  During 2001 the advances and loans to Mr. Little were consolidated into three notes receivable, each bearing a fixed rate of interest of 3.97 percent per annum and due December 30, 2010.  Accrued interest is due annually.  On March 31, 2004 and as approved by the Board, DXP exchanged two of the notes receivable from Mr. Little with a face value of $338,591, including accrued interest, for 80,619 shares of Common Stock held by three trusts for the benefit of Mr. Little’s children.  The shares were valued at the $4.20 per share closing market price on March 31, 2004.  The balance of the remaining notes was $799,000 and $840,000 at December 31, 2006 and 2005, respectively.  During 2006 Mr. Little paid $33,348 of accrued interest and $41,000 of principal to DXP.  The largest balance of the note during 2006 was $840,000.  The balance of the note outstanding at April 25, 2007 was $799,000. The note is secured by 677,267 shares of DXP common stock.

AUDIT COMMITTEE REPORT

DXP has a separately-designated standing Audit Committee, which assists the Board in fulfilling its responsibilities for general oversight of the integrity of DXP’s financial statements, DXP’s compliance with legal and regulatory requirements, the independent auditors’ qualifications and independence, and the performance of DXP’s independent auditors.  Messrs. Davis, Miller and Halter are members of the Audit Committee.  Among other things, the Audit Committee prepares the Audit Committee report for inclusion in the annual proxy statement; annually reviews the Audit Committee charter; appoints, evaluates and determines the compensation of DXP’s independent auditors; reviews and approves the scope of the annual audit, the audit fee and the financial statements; reviews DXP’s disclosure controls and procedures, internal controls, internal audit function, and corporate policies with respect to financial information; oversees investigations into complaints concerning financial matters; and reviews other risks that may have a significant impact on DXP’s financial statements.  The Audit Committee works closely with management as well as DXP’s independent auditors.  The Audit Committee has reviewed and discussed our audited financial statements for the year ended December 31, 2006 with management and has recommended to the board of directors that the audited financial statements be included in our Annual Report on Form 10-K.  The audit Committee also has discussed with the Company’s independent auditors the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight board in Rule 3200T.  The Audit Committee has received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees), as adopted by the Public Company Accounting Oversight Board in Rule 3600T, and has discussed with the independent accountant the independent accountant’s independence.  The Audit Committee has the further responsibility of overseeing DXP’s Business Ethics Policy.  The Audit Committee has the authority to obtain advice and assistance from, and receive appropriate funding from DXP for outside legal, accounting or other advisors as the Audit Committee deems necessary to carry out its duties.

Members of the Audit Committee
Cletus Davis
Kenneth M. Miller
Timothy P. Halter

The Board has determined that Audit Committee member Kenneth H. Miller is an audit committee financial expert as defined by Item 407(d)(5) of Regulation S-K of the Securities Exchange Act of 1934, as amended and is independent within the meaning of the NASDAQ listing standards. The charter of the Audit Committee is available on DXP’s website at http://www.DXPE.com.

PRINCIPAL AUDITOR FEES AND SERVICES

Hein & Associates LLP ("Hein") served as independent auditors for the fiscal year ended December 31, 2006.  Hein has been engaged by the Audit Committee to review DXP’s unaudited interim financial information before DXP files its Forms 10-Q during 2007 and to serve as independent auditors for the year ending December 31, 2007.  Representatives of Hein are expected to be present at the annual meeting of shareholders, and will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Fees Incurred by DXP for Hein & Associates LLP

The following table shows the fees incurred by DXP for the audit and other services provided by Hein & Associates LLP for fiscal 2006 and 2005.

	2006	2005
Audit Fees (1)	$379,100	$124,500
Audit-Related Fees	--	--
Tax Fees (2)	300	42,826
All Other Fees	--	--
Total	$379,400	$167,326

(1)	Audit fees represent fees for professional services provided in connection with the audit of our financial statements and review of our quarterly financial statements.

(2)	Tax fees represent fees for professional services provided in connection with federal and state tax compliance.

The Audit Committee considers the provision of services by Hein not related to the audit of DXP’s financial statements and the review of DXP’s interim financial statements when evaluating Hein’s independence.

The Audit Committee has delegated to the Chair of the Audit Committee the authority to pre-approve audit-related and non-audit services not prohibited by law to be performed by DXP’s independent auditors and associated fees up to a maximum for any one non-audit service of $10,000, provided that the Chair shall report any decisions to pre-approve such audit-related or non-audit services and fees to the full Audit Committee at its next regular meeting.  During 2006 all audit-related and non-audit services were pre-approved by the Audit Committee.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended ("Section 16(a)"), requires DXP's officers, directors and persons who own more than 10% of a registered class of DXP equity securities to file statements on Form 3, Form 4, and Form 5 with the Securities and Exchange Commission regarding ownership. Officers, directors and greater than 10% stockholders are required by the regulation to furnish us with copies of all Section 16(a) reports which they file. Based solely on a review of copies of such reports furnished to us we believe that all filing requirements were met during the fiscal year ended December 31, 2006 with the exception of the directors annual stock award of 3,000 shares which occurred on July 1, 2006 but inadvertently was not reported on Form 4s until October 26, 2006.

PROPOSALS FOR NEXT ANNUAL MEETING

Any proposals of shareholders intended to be included in DXP’s proxy statement for the 2008 Annual Meeting of Shareholders must be received by DXP at its principal executive offices, 7272 Pinemont, Houston, Texas 77040, no later than February 20, 2008, in order to be included in the proxy statement and form of proxy relating to that meeting.

For any proposal of a shareholder intended to be presented at the 2008 Annual Meeting of Shareholders but not included in DXP’s proxy statement for such meeting, the shareholder must provide notice to DXP of the proposal no later than May 5, 2008.  These requirements are separate and apart from and in addition to the requirements of federal securities laws with which a shareholder must comply to have a shareholder proposal included in DXP’s Proxy Statement under Rule 14a-8 of the Securities Exchange Act of 1934.

OTHER MATTERS

We know of no other matters that may come before the meeting. However, if any matters other than those referred to above should properly come before the meeting, it is the intention of the persons named in the enclosed proxy to vote such proxy in accordance with their best judgment.

The cost of solicitation of proxies in the accompanying form will be paid by DXP. In addition to solicitation by use of the mails, certain directors, officers or employees, who will not receive any additional compensation for the solicitation of proxies, may solicit the return of proxies by telephone, telegram or personal interview.